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               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Delaware International Equity Fund Prospectuses dated March 30, 2001 and the Delaware Overseas Equity Fund Prospectuses dated February 28, 2001, and to the use of our report dated January 5, 2001, included in the Delaware International Equity Fund 2000 Annual Report to shareholders, and our report dated December 8, 2000, included in the Delaware Overseas Equity Fund 2000 Annual Report to shareholders, included in or incorporated by reference into this Registration Statement (Form N-14) of Delaware Group Global & International Funds.




Philadelphia, Pennsylvania
April 27, 2001